Exhibit 99.1

The Blaine Group, Inc.
A Total Communications Agency
8665 Wilshire Blvd., Suite #301, Beverly Hills, CA 90211
310/360-1499 · 310/360-1498 FAX · E-mail:  blaine@pacificnet.net

FOR IMMEDIATE RELEASE:	November 08, 2007
FOR FURTHER INFORMATION, CONTACT:	Bill Kraus/Lisa Baker/Devon Blaine The Blaine Group 310/360-1499 310/360-1498 (FAX) blaine@blainegroupinc.com

IMMUNOSYN CORPORATION RELEASES SF-1019 STUDY RESULTS

La Jolla, CA … PR Newswire… Immunosyn Corporation (IMYN.OTC.BB) releases the SF-1019 Compassionate Provisional Studies Summary (CFR 312.36).

The Institute of Biologic Research (IBR) was engaged by Argyll Biotechnologies, LLC, Immunosyn’s largest shareholder, to conduct limited feasibility clinical studies of SF-1019 on several progressive neurological auto-immune and inflammatory conditions for which there was no satisfactory form of therapy.  The studies were performed with the approval of and under the supervision of Research Consultants International and the RBIIRB Institutional Review Board.

Conditions chosen for investigational review included but were not limited to Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy (RSD or RSDS).

The summary presented by IBR states that after complete medical evaluation, a small cohort of patients was chosen for the initial study and the results were extraordinary.  Neurological scores on average were elevated from 52.5 before SF-1019 to 74.2 after therapy with SF-1019.  The improvement was statistically significant at P 001 level.  Comprehensive metabolic profile and complete blood counts were observed to be normal before and after injections of SF-1019.

According to the results, specific measurable improvements within 10-20 minutes were apparent in tremor, numbness, motor strength, walking, balance, speech, pain and coordination.  Within 24 hours and continued with each subsequent weekly injection there was an increase in motor strength, lessening of fatigue, walking, alleviation of numbness and pain, coordination and in one patient a measurable reversal of osteoporosis.

“Although preliminary, the results were extraordinary.  It appears that SF-1019 is safe and effective as a single form of therapy for treatment of progressive neurological auto-immune and inflammatory conditions for which there is no other satisfactory form of therapy,” says Arthur Dale Ericsson, MD, Founder of IBR.

About Immunosyn Corporation

La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics.  Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs).  Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe.  Research suggests that SF-1019 has the potential to affect a number of clinical conditions including complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU), auto-immune disorders such as Multiple Sclerosis (MS) and neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS).  (For more information on Immunosyn and SF-1019 go to www.immunosyn.com)

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The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements.  For additional information, please consult the Company’s most recent public filings and Annual Report on Form 10-K for its most recent fiscal year.  The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

SF-1019 Compassionate Provisional Studies Summary (CFR 312.36)

Following a complete review of the extensive basic science and toxicity of SF-1019 and the receipt of a compassionate approval, the Institute of Biologic Research (IBR) was engaged to conduct limited feasibility clinical studies on several progressive neurological auto-immune and inflammatory conditions for which there was no satisfactory form of therapy.  The studies were performed with the approval of and under the supervision of Research Consultants International and the RBIIRB Institutional Review Board.

SF- 1019 underwent complete Master Drug File and approved sterility and pyrogenicity testing and was in compliance with Good Manufacturing Practice as well as with US FDA Manufacturing Approval.

The medical conditions chosen for investigational review included but were not limited to Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) (a progressive neurological condition similar to multiple sclerosis) and Reflex Sympathetic Dystrophy (RSD or RSDS) (a neurological condition so progressive, and the with pain so severe, that many individuals select suicide as an alternative to survival).

After performing complete medical evaluation, neurological evaluation, neurological scoring and complete blood analysis a small cohort of patients was chosen for this study.  Initial and subsequent weekly subcutaneous injections were made using 1.5 ml of SF-1019.  Evaluations were conducted the hour following injections and weekly thereafter for a period of 4 months.

Although preliminary, the results were extraordinary.  Neurological scores, which range from 0-100, were on average 52.5 before SF-1019.  After therapy with SF-1019 scores were elevated to an average of 74.2.  The improvement was statistically significant at P 001 level.

Specifically there appeared two types of improvements in the majority of patients.  The first occurred within 10-20 minutes after each injection of SF-1019, whereby specific measurable improvements were apparent in tremor, numbness, motor strength, walking, balance, speech, pain and coordination.  The second level of improvement occurred within the first 24 hours and continued with each subsequent injection.  These improvements included an increase in motor strength, lessening of fatigue, walking, alleviation of numbness and pain, coordination, and in one patient a measurable reversal of osteoporosis.

Laboratory data for comprehensive metabolic profile (hepatic, renal, electrolytes, cholesterol, triglycerides and blood sugar) and complete blood counts (red blood cells, white blood cells and differentials, hemoglobin, hematocrit and platelets) were normal before and after injections of SF-1019.

From these preliminary study data, it appears that SF-1019 is safe and effective as a single form of therapy for treatment of several progressive neurological auto-immune and inflammatory conditions for which there is no other satisfactory form of therapy.

Institute of Biologic Research
Arthur Dale Ericsson, MD